UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2011

SINGLE TOUCH SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Town Square Place, Suite 204, Jersey City, NJ 07310
(Address of principal executive offices) (Zip Code)

(201) 275-0555
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entity into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.

Convertible Debt Financing for up to $2,000,000 with 50% Warrant Coverage

The Company approved borrowing of up to $2,000,000 against 1-year promissory notes, which term can be extended by mutual agreement of the holder and the Company, in minimum $250,000 units bearing 10% interest per annum payable annually. The notes can be prepaid without penalty at the option of the Company upon ten days written notice to the Holder.  The principal and interest for 12 months is convertible, at the option of the holder, into common stock of the company at $0.50 per share.

Each $250,000 note includes a warrant exercisable within three years entitling the holder to purchase as many as 500,000 shares of common stock of the Company at $0.25 shares; the warrants do not allow for cashless exercise.  The terms of the Notes include standard default terms for acceleration, which include non-payment and insolvency.  The Notes allow for the Company to obtain debt financing from a financial institution or other financial sponsor on typical terms and for such debt to be senior to the notes.

On November 14, 2011, the Company accepted a total of $1,000,000 in financing on those terms.   One of our Directors, Stephen Baksa, invested $500,000 in the units, and another shareholder invested $500,000. Each received 1,000,000 warrants to purchase common shares exercisable at $0.25 expiring in three years as a result of the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 18, 2011

SINGLE TOUCH SYSTEMS INC.

By:	/s/ James Orsini
Name:	James Orsini
Title:	Chief Executive Officer and President